Exhibit 10.26

February 21, 2024

John Pawlowski
[Email]

Dear John,

Mission Produce, Inc. (the “Company”) is pleased to formally offer you the position of President and Chief Operating Officer reporting to Stephen Barnard, Chief Executive Officer. We are confident you will exemplify our Core Values: Fun, Innovative, Reliable, Successful, and Trustworthy. Please note this offer is subject to any required Board of Directors approvals.

Your annual base salary will be $600,000.00 less payroll deductions and withholdings and will be paid in accordance with our bi-weekly payroll disbursement schedule.

You will receive a biweekly car allowance of $881.00 ($22,906.00 annually).

You will receive a cash signing bonus in the amount of $125,000.00 which will be earned in two increments: (i) half, or $62,500, will be earned and payable at the completion of your third month of employment following your start date; and (ii) the other half, or $62,500, will be earned and payable at the completion of your sixth month of employment following your start date. If you cease to be employed by the Company prior to the completion of the third and/or sixth month of employment as referenced above, you will not be entitled to receive the cash signing bonus associated with the applicable earnout date. The cash signing bonus is subject to standard payroll deductions and withholdings.

As a full-time, exempt employee, you will be eligible to participate in the following compensation and benefit programs offered by the Company, subject to program terms and generally applicable Company policies:

FY2024 Annual Cash Bonus: For fiscal 2024, you will receive a guaranteed cash bonus equal to 100% of your annual base salary, pro-rated based on the number of months between your start date and October 31, 2024. Amounts are payable, when and if earned, after the completion of the 2024 fiscal year.

Annual Cash Incentive Plan: Beginning in fiscal year 2025, you will be eligible to participate in the Company’s annual cash incentive plan as approved by the Compensation Committee of the Board of Directors. Your annual target bonus potential under the annual cash incentive plan will be 100% of your annual base salary.

Long-Term Equity Incentive Program: You will also be eligible to participate in the Company’s long-term equity incentive program with a total award value equal to $1,000,000

John Pawlowski
February 21, 2024

which will be split as follows: (i) 50% in the form of restricted stock units (RSUs) which vest ratably over three years, and (ii) 50% in the form of performance share units (PSUs) which are subject to the Company’s achievement of cumulative adjusted net income per share targets over a three-year performance period (2024-2026) and cliff vest, if at all, at the end of the three-year performance period.

All equity awards granted per the above are subject to our equity grant practices, including, but not limited to, the following: (i) the number of units granted will be based on the Company’s thirty-day trailing average stock price from the grant date; (ii) the grant date will be the first Friday of the month following your start date; and (iii) all grants are subject to the Company’s 2020 Incentive Award Plan, any applicable award agreements, and any required approvals.
Medical, Dental, and Vision Insurance and FSA: You will be eligible for medical, dental, and vision insurance and the flexible spending plan, effective the first of the month following date of hire. Our current healthcare plan provider is Anthem Blue Cross.
401(K) Plan: You will be eligible to participate in the Company’s 401(k) Plan through Fidelity Investments. You may enroll on any of the following dates occurring after your date of hire: January 1, April 1, July 1, or October 1. The Company matches 100% of the first 3% in eligible compensation deferred and 50% of the next 2% in eligible compensation deferred. You are 100% vested immediately on the employer match.
Life and AD&D Insurance: You will be eligible for our Company Sponsored Plans: Life and AD & D insurance at 1.5 times your Basic Annual Earnings and Long-Term Disability with a monthly benefit equal to 60% of monthly pre-disability pay, up to a maximum of $6,000.00 per month.
Paid Time Off: You will earn and accrue 3.69 hours per pay period beginning with your first day of employment. You are eligible to accrue up to 96 total hours or 12 days and a maximum accrual of 192 hours or 24 days. Paid Time Off (“PTO”) will be available and may be used in accordance with the terms of the Company’s PTO policy.
Holidays: You are eligible for six (6) paid holidays, ½ day on Christmas Eve and New Year’s Eve, and any other additional flex days as may be provided per Company policy or practice.

Relocation Benefits: If needed, Mission Produce will provide you and your family with temporary housing. The Company will also reimburse you for reasonable, documented, out-of-pocket expenses associated with your relocation.

Repayment Obligation: If you voluntarily terminate your employment with the Company or if your employment is terminated for cause prior to the expiration of two years from your effective date of hire/assignment—you must repay all relocation benefits covered by the Company as set forth in the schedule below:

-Less than 1 year - 100% of all relocation benefits paid or reimbursed by the Company.

-1 year to 2 years - 50% of all relocation benefits paid or reimbursed by the Company.

As a full-time exempt salaried employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation.

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John Pawlowski
February 21, 2024

Neither the policies nor practices described in this document, nor the document itself, create an express or implied contract of employment or any other contractual commitment. The Company may modify the terms outlined herein at its sole discretion without notice, at any time, consistent with applicable law. Employment with the Company is on an at-will basis, which means that either you or the Company may terminate the employment relationship at any time for any or no reason, consistent with applicable law.

As a Company employee, you will be expected to abide by all applicable Company rules and policies. You will be asked to sign and comply with the Company’s Employee Confidential Information and Work Product Assignment Agreement. Further, to ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you will also be asked to sign the Company’s binding Arbitration Agreement. Finally, you will be asked to acknowledge other Company policies and procedures, including the Company’s Employee Handbook and Code of Ethics and Conduct.

At the Company’s sole discretion, this offer may be contingent upon a satisfactory reference check and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

If any provision of this offer letter is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

We believe you will find the Company’s environment to be challenging, stimulating, and rewarding. Please sign and return the offer within three (3) days.  This offer of employment will lapse at that time. This letter may be delivered and executed via electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Upon execution, please return the signed letter by emailing a copy to me with a copy to Anita Lemos.

I am confident that you will undoubtedly be instrumental to our business. I look forward to working with you in this new capacity. Please feel free to contact me directly if you have questions.

Sincerely,

/s/ Stephen J. Barnard

Stephen J. Barnard
Chief Executive Officer

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John Pawlowski
February 21, 2024

I acknowledge receipt of this offer. I have read and understand the conditions of employment. By signing below, I have agreed and accepted the terms and conditions of your offer as stated above.

/s/ John Pawlowski                            2/27/2024

John Pawlowski                 Date

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